UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2020

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On July 7, 2020, Pacira BioSciences, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Piper Sandler & Co., as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $350,000,000 principal amount of its 0.750% Convertible Senior Notes due 2025 (the “Notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $52,500,000 aggregate principal amount of the Notes on the same terms and conditions, which option was exercised in full by the Initial Purchasers on July 8, 2020.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

Indenture

On July 10, 2020, the Company entered into an Indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 0.750% per year, payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2021. The Notes mature on August 1, 2025, unless earlier repurchased by the Company, redeemed or converted pursuant to their terms. The net proceeds from the offering, including net proceeds from the exercise in full by the Initial Purchasers of their option to purchase an additional $52.5 million in aggregate principal amount of the Notes, are approximately $389.9 million, after deducting fees and estimated offering expenses payable by the Company.

The initial conversion rate of the Notes is 13.9324 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $71.78 per share). The conversion rate of the Notes is subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding February 3, 2025, the Notes are convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) upon the occurrence of specified corporate events; or (4) upon a Company redemption. On or after February 3, 2025, until the close of business on the second scheduled trading day immediately preceding August 1, 2025, holders of the Notes may convert all or a portion of their Notes, at any time. Upon conversion, the Notes will be settled in cash, shares of the Common Stock or any combination thereof, at the Company’s option.

No sinking fund is provided for the Notes. On or after August 1, 2023 (but, in the case of a redemption of less than all outstanding notes, no later than the 40th scheduled trading day immediately before the maturity date), the Company may redeem for cash all or part of the Notes if the last reported sales price of Common Stock exceeds 130% of the conversion price then in effect for (i) each of at least 20 trading days (whether or not consecutive) during any 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related notice of the redemption; and (ii) the trading day immediately before the date the Company sends such notice. The redemption price of each Note to be redeemed will be the principal amount of such Note, plus accrued and unpaid interest, if any. In addition, calling any Notes for redemption will constitute a make-whole fundamental change with respect to those Notes, in which case the conversion rate applicable to those Notes, if converted in connection with the redemption, will be increased in certain circumstances. Upon the occurrence of a fundamental change (as defined in the Indenture), subject to a limited exception described in the Indenture, holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest.

The Notes are the Company’s general unsecured obligations that rank senior in right of payment to all of its indebtedness that is expressly subordinated in right of payment to the Notes. The Notes are also effectively junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to any debt or other liabilities (including trade payables) of the Company’s subsidiaries.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults with respect to certain other indebtedness; failure to pay certain final judgments; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the Indenture, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus accrued and unpaid interest on the Notes to be immediately due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture relating to the issuance of the Notes and the Form of 0.750% Convertible Senior Note due 2025, which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act in transactions not involving any public offering. The Notes were resold by the initial purchasers to persons whom the initial purchasers reasonably believe are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of the Company’s common stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 7,430,311 shares of the Company’s common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 18.4604 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 8.01. Other Events.

2025 Notes

On July 6, 2020, the Company announced the proposed offering of Convertible Senior Notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release announcing the proposed offering of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 7, 2020, the Company announced the pricing of its offering of $350.0 million aggregate principal amount of 0.750% Convertible Senior Notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

2022 Note Repurchases

On July 10, 2020, the Company entered into separate privately negotiated agreements with certain holders of the its outstanding 2.375% convertible senior notes due 2022 (the “2022 Notes”) to repurchase $185.0 million aggregate principal amount of 2022 Notes for approximately $211.1 million in cash. Following the consummation of these repurchases, the Company estimates that $160.0 million in aggregate principal amount of the 2022 Notes will remain outstanding.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of July 10, 2020, by and between the Company and Wells Fargo Bank, National Association.

4.2	Form of Global 0.750% Convertible Senior Note due 2025 (included in Exhibit 4.1).

99.1	Press Release dated July 6, 2020, announcing the offering of the Notes.

99.2	Press Release dated July 7, 2020, announcing the pricing of the Notes.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Biosciences, Inc.

Date: July 10, 2020	By:	/s/ Kristen Williams
Kristen Williams Chief Administrative Officer and Secretary